Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-254307) on Form S-8 of Landsea Homes Corporation of our report dated March 12, 2021, except for the effect of the restatement described in the Basis of Presentation section of Note 2 and Note 11, as to which the date is July 6, 2021, relating to the financial statements of Landsea Homes Corporation appearing in this Amendment No. 2 to the Annual Report on Form 10-K of Landsea Homes Corporation for the year ended December 31, 2020.

/s/ RSM US LLP

New York, New York

July 6, 2021